UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Oak Street Health, Inc.
(Name of Issuer)

Common Stock, par value US$0.001 per share
(Title of Class of Securities)

67181A107
(CUSIP Number)

December 31, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 67181A107	SCHEDULE 13G	Page 2 of 20

1	NAME OF REPORTING PERSON General Atlantic LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 76,074,617
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 76,074,617
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,074,617
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 31.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 67181A107	SCHEDULE 13G	Page 3 of 20

1	NAME OF REPORTING PERSON General Atlantic GenPar, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 76,074,617
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 76,074,617
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,074,617
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 31.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 67181A107	SCHEDULE 13G	Page 4 of 20

1	NAME OF REPORTING PERSON General Atlantic (OSH) Interholdco, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 76,074,617
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 76,074,617
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,074,617
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 31.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 67181A107	SCHEDULE 13G	Page 5 of 20

1	NAME OF REPORTING PERSON General Atlantic Partners 93, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 76,074,617
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 76,074,617
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,074,617
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 31.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 67181A107	SCHEDULE 13G	Page 6 of 20

1	NAME OF REPORTING PERSON General Atlantic Partners 100, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 76,074,617
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 76,074,617
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,074,617
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 31.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 67181A107	SCHEDULE 13G	Page 7 of 20

1	NAME OF REPORTING PERSON General Atlantic (SPV) GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 76,074,617
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 76,074,617
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,074,617
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 31.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 67181A107	SCHEDULE 13G	Page 8 of 20

1	NAME OF REPORTING PERSON GAP Coinvestments III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 76,074,617
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 76,074,617
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,074,617
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 31.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 67181A107	SCHEDULE 13G	Page 9 of 20

1	NAME OF REPORTING PERSON GAP Coinvestments IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 76,074,617
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 76,074,617
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,074,617
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 31.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 67181A107	SCHEDULE 13G	Page 10 of 20

1	NAME OF REPORTING PERSON GAP Coinvestments V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 76,074,617
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 76,074,617
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,074,617
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 31.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 67181A107	SCHEDULE 13G	Page 11 of 20

1	NAME OF REPORTING PERSON GAP Coinvestments CDA, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 76,074,617
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 76,074,617
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,074,617
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 31.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 67181A107	SCHEDULE 13G	Page 12 of 20

Item 1.	(a)	NAME OF ISSUER

Oak Street Health, Inc. (the “Company”).

	(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

30 W. Monroe Street, Suite 1200, Chicago, Illinois 60603

Item 2.	(a)	NAMES OF PERSONS FILING

This Statement is being filed on behalf of each of the following persons (collectively, the “Reporting Persons”):

		(i)	General Atlantic LLC (“GA LLC”);

		(ii)	General Atlantic GenPar, L.P. (“GenPar”);

		(iii)	General Atlantic (OSH) Interholdco, L.P. (“GA OSH”);

		(iv)	General Atlantic Partners 93, L.P. (“GAP 93”);

		(v)	General Atlantic Partners 100, L.P. (“GAP 100”);

		(vi)	General Atlantic (SPV) GP, LLC (“GA SPV”);

		(vii)	GAP Coinvestments III, LLC (“GAPCO III”);

		(viii)	GAP Coinvestments IV, LLC (“GAPCO IV”);

		(ix)	GAP Coinvestments V, LLC (“GAPCO V”); and

		(x)	GAP Coinvestments CDA, L.P. (“GAPCO CDA”).

GAP 93 and GAP 100 are collectively referred to as the “GA Funds.” GAPCO III, GAPCO IV, GAPCO V, GAPCO and CDA are collectively referred to as the “Sponsor Coinvestment Funds.”

CUSIP No. 67181A107	SCHEDULE 13G	Page 13 of 20

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE

The principal address of each of the Reporting Persons is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055.

(c)	CITIZENSHIP

(i)	GA LLC - Delaware

(ii)	GenPar - Delaware

(iii)	GA OSH - Delaware

(iv)	GAP 93 - Delaware

(v)	GAP 100 - Delaware

(vi)	GA SPV - Delaware

(vii)	GAPCO III - Delaware

(viii)	GAPCO IV - Delaware

(ix)	GAPCO V - Delaware

(x)	GAPCO CDA - Delaware

(d)	TITLE OF CLASS OF SECURITIES

Common Stock, par value US$0.001 per share (the “common stock”)

(e)	CUSIP NUMBER

67181A107

CUSIP No. 67181A107	SCHEDULE 13G	Page 14 of 20

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

Not applicable.

Item 4.	OWNERSHIP.

As of December 31, 2020, the Reporting Persons owned the following number of the Company’s common stock:

	(i)	GA LLC owned of record no shares of common stock or 0.0% of the issued and outstanding shares of common stock

	(ii)	GenPar owned of record no shares of common stock or 0.0% of the issued and outstanding shares of common stock

	(iii)	GA OSH owned of record 76,074,617 shares of common stock or 31.6% of the issued and outstanding Class A shares of common stock.

	(iv)	GAP 93 owned of record no shares of common stock or 0.0% of the issued and outstanding shares of common stock

	(v)	GAP 100 owned of record no shares of common stock or 0.0% of the issued and outstanding shares of common stock

(vi)	GA SPV owned of record no shares of common stock or 0.0% of the issued and outstanding shares of common stock

(vii)	GAPCO III owned of record no shares of common stock or 0.0% of the issued and outstanding shares of common stock

(viii)	GAPCO IV owned of record no shares of common stock or 0.0% of the issued and outstanding shares of common stock

(ix)	GAPCO V owned of record no shares of common stock or 0.0% of the issued and outstanding shares of common stock

(x)	GAPCO CDA owned of record no shares of common stock or 0.0% of the issued and outstanding shares of common stock

CUSIP No. 67181A107	SCHEDULE 13G	Page 15 of 20

The GA Funds and the Sponsor Coinvestment Funds share beneficial ownership of the shares of common stock held of record by GA OSH. The general partner of GA OSH is GA SPV. The general partner of the GA Funds is GenPar. The general partner of GenPar is GA LLC. GA LLC is the managing member of GAPCO III, GAPCO IV and GAPCO V, the general partner of GAPCO CDA and the sole member of GA SPV. Each of GAP 93 and GAP 100 is a limited partner of GA OSH. As of the date hereof, there are nine members of the management committee of GA LLC (the “GA Management Committee”). By virtue of the foregoing, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the shares that each owns of record. Each of the members of the GA Management Committee disclaims ownership of the shares of common stock reported herein except to the extent he or she has a pecuniary interest therein. The name, the business address and the citizenship of each of the members of the GA Management Committee as of the date hereof is attached hereto as Schedule A and is hereby incorporated by reference.

Pursuant to a Sponsor Director Nomination Agreement, dated as of August 10, 2020 (the “Director Nomination Agreement”), among GA OSH, Newlight Harbour Point SPV LLC, a Delaware limited liability (“Newlight”) and the Company, GA OSH has agreed to certain arrangements with respect to the shares of common stock reported herein, including to vote to elect certain individuals nominated by each of GA and Newlight to the Company’s board of directors in accordance with the terms of the Director Nomination Agreement.

By virtue of the Sponsor Director Nomination Agreement and the obligations and rights thereunder, the Reporting Persons in this Schedule 13G, Newlight and/or certain of their affiliates may be deemed to constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. Based on the Company’s prospectus filed under Rule 424(b)(4), filed with the Securities and Exchange Commission on December 4, 2020, such a “group” would be deemed to beneficially own an aggregate of 126,278,767 shares of common stock, or 52.4% of the Company’s outstanding shares of common stock calculated pursuant to Rule 13d-3. The Reporting Persons expressly disclaim beneficial ownership over any shares of common stock that they may be deemed to beneficially own solely by reason of the Director Nomination Agreement. This Schedule 13G does not reflect any shares of common stock beneficially owned by Newlight.

Amount Beneficially Owned:

By virtue of the relationship described above, each of the Reporting Persons may be deemed to beneficially own 76,074,617 shares of common stock.

Percentage Owned:

All calculation of percentage ownership herein are based on an aggregate of 240,828,714 shares of common stock reported by the Company to be outstanding as of December 2, 2020 as reflected in the Company’s prospectus filed under Rule 424(b)(4), filed with the U.S. Securities and Exchange Commission on December 4, 2020.

Number of Shares as to Which Such Person Has Sole/Shared Power to Vote or to Direct the Vote and Sole/Shared Power to Dispose or to Direct the Disposition of:

(i)	Each of the Reporting Persons may be deemed to have the sole power to direct the voting and dispositions of the shares of common stock as indicated on such Reporting Person’s cover page included herein.

(ii)	Each of the Reporting Persons may be deemed to share the power to direct the voting and dispositions of the 76,074,617 shares of common stock that may be deemed to be owned beneficially by each of them.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

CUSIP No. 67181A107	SCHEDULE 13G	Page 16 of 20

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 4, which states the identity of the members of the group filing this Schedule 13G.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Not applicable.

CUSIP No. 67181A107	SCHEDULE 13G	Page 17 of 20

Exhibit Index

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CUSIP No. 67181A107	SCHEDULE 13G	Page 18 of 20

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 12, 2021

GENERAL ATLANTIC LLC

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC GENPAR, L.P.

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (OSH) INTERHOLDCO, L.P.

By:	GENERAL ATLANTIC (SPV) GP, LLC, its general partner

By:	GENERAL ATLANTIC LLC, its sole member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS 93, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. 67181A107	SCHEDULE 13G	Page 19 of 20

GENERAL ATLANTIC PARTNERS 100, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (SPV) GP, LLC

By:	GENERAL ATLANTIC LLC, its sole member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS III, LLC

By:	GENERAL ATLANTIC LLC, its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	GENERAL ATLANTIC LLC, its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. 67181A107	SCHEDULE 13G	Page 20 of 20

GAP COINVESTMENTS V, LLC

By:	GENERAL ATLANTIC LLC, its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

SCHEDULE A

Members of the GA Management Committee (as of the date hereof)

Name	Business Address	Citizenship
William E. Ford (Chief Executive Officer)	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Gabriel Caillaux	23 Savile Row London W1S 2ET United Kingdom	France
Andrew Crawford	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Martin Escobari	55 East 52nd Street 33rd Floor New York, New York 10055	Bolivia and Brazil
Anton J. Levy	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Sandeep Naik	Asia Square Tower 1 8 Marina View, #41-04 Singapore 018960	United States
Graves Tompkins	55 East 52nd Street 33rd Floor New York, New York 10055	United States
N. Robbert Vorhoff	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Eric Zhang	Suite 5704-5706, 57F Two IFC, 8 Finance Street Central, Hong Kong, China	Hong Kong SAR

EXHIBIT 1

JOINT ACQUISITION STATEMENT

PURSUANT TO RULE 13D-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate.

Dated as of February 12, 2021

GENERAL ATLANTIC LLC

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC GENPAR, L.P.

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (OSH) INTERHOLDCO, L.P.

By:	GENERAL ATLANTIC (SPV) GP, LLC, its general partner

By:	GENERAL ATLANTIC LLC, its sole member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS 93, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS 100, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (SPV) GP, LLC

By:	GENERAL ATLANTIC LLC, its sole member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS III, LLC

By:	GENERAL ATLANTIC LLC, its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	GENERAL ATLANTIC LLC, its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS V, LLC

By:	GENERAL ATLANTIC LLC, its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director